EXHIBIT 99.14

WESTFIELD HOLDINGS LIMITED AND THE OTHER PARENT GUARANTORS ANNOUNCE THE SUCCESSFUL COMPLETION OF THE CONSENT SOLICITATION IN RESPECT OF CERTAIN STERLING DENOMINATED NOTES

25 March 2014 – Westfield Holdings Limited (ABN 66 001 671 496), Westfield Management Limited (ABN 41 001 670 579 AFS Licence 230329) as responsible entity for Westfield Trust (ABN 55 191 750 378 ARSN 090 849 746) and Westfield America Management Limited (ABN 66 072 780 619 AFS Licence 230324) in its capacity as responsible entity and trustee of Westfield America Trust (ABN 27 374 714 905 ARSN 092 058 449) (the “Parent Guarantors”) today announce the successful completion of the Consent Solicitation in respect of the following Notes (the “Notes”):

(a)	£600,000,000 Guaranteed 5.500% Notes due 2017 (the “2017 Notes”) issued by WT Finance (Aust) Pty Limited, WEA Finance LLC and Westfield Europe Finance PLC and guaranteed by, among others, the Parent Guarantors (ISIN: XS0222107186); and

(b)	£450,000,000 Guaranteed 4.25% Notes due 2022 (the “2022 Notes”) issued by Westfield UK & Europe Finance PLC and guaranteed by, among others, the Parent Guarantors (ISIN: XS0803261576).

The Parent Guarantors launched the Consent Solicitation on 24 February 2014 pursuant to a solicitation memorandum dated 24 February 2014 (the “Solicitation Memorandum”). Capitalised terms used but not defined in this announcement shall have the meanings given to such terms in the Solicitation Memorandum.

In connection with the proposed restructuring announced by the Westfield Group on 4 December 2013, pursuant to the Consent Solicitation, the Parent Guarantors sought approval by Extraordinary Resolution of the holders of the 2017 Notes and Extraordinary Resolution of the holders of the 2022 Notes to amend certain of the terms and conditions of the relevant Notes and for the waiver of certain potential events of default under the relevant Notes.

Notice is hereby given to the holders of the above Notes that, at the Meeting of the holders of the 2017 Notes and the Meeting of the holders of the 2022 Notes, each convened by the relevant Notice published on 24 February 2014 and held on 25 March 2014, the relevant Extraordinary Resolution set out in each such Notice was duly passed. Accordingly, the modifications and waivers referred to in each Extraordinary Resolution have been implemented with effect on and from 25 March 2014.

In the event that the Restructure Effective Date in respect of the Proposed Restructuring occurs (which would be announced by the Westfield Group through a Regulatory News Service announcement) any Notes outstanding as at the date set for redemption pursuant to the relevant mandatory redemption provision of the relevant Notes shall be redeemed by the 2017 Notes Issuers and the 2022 Notes Issuer, respectively.

Any Noteholder who submitted (and did not subsequently revoke) an Electronic Voting Instruction in respect of the Notes Proposal that was received by the Tabulation Agent prior to 4:00 pm (London time) on 7 March 2014 will be paid an Early Instruction Fee, being £2.50 per £1,000 in principal amount of the Notes which are the subject of such Electronic Voting Instruction. The Early Instruction Fee will be paid on 28 March 2014.

Credit Suisse Securities (Europe) Limited (telephone: +44 (0) 20 7883 8763 / email: liability.management@credit-suisse.com / attention: The Liability Management Desk) and The Royal Bank of Scotland plc (telephone: +44 (0) 20 7085 5991 / email: liabilitymanagement@rbs.com / attention: Liability Management Group) acted as the Solicitation Agents and Deutsche Bank AG, London Branch (telephone: +44 (0) 20 7547 5000 / email: xchange.offer@db.com / attention: Debt and Agency Services) acted as Tabulation Agent.

DISCLAIMERS

This announcement does not constitute an invitation to participate in the Consent Solicitation. This announcement does not constitute or form part of, and should not be construed as, an offer for sale or subscription of, or a solicitation of any offer to buy, sell, exchange or subscribe for, any securities of the Issuers or any other entity. This announcement does not constitute a solicitation in any circumstances in which such solicitation is unlawful.

None of the Issuers, the Parent Guarantors, the Subsidiary Guarantors, the Solicitation Agents, the Tabulation Agent and Deutsche Trustee Company Limited (the “Trustee”) (nor any person related to such entities) made any recommendation as to whether or not Noteholders should have participated in the Consent Solicitation.

This announcement must be read in conjunction with the Solicitation Memorandum. This announcement and the Solicitation Memorandum contain important information which should be read carefully. The complete terms and conditions of the Consent Solicitation are as described in the Solicitation Memorandum.

Each Noteholder was required to make its own analysis and investigation regarding the Notes Proposal and make its own voting decision, with particular reference to its own investment objectives and experience, and any other factors which may be relevant to it in connection with such voting decision. If such person is in any doubt about any aspect of the Notes Proposal, it should consult its professional advisers.

The distribution of the Solicitation Memorandum and this announcement in certain jurisdictions may be restricted by law. Persons into whose possession the Solicitation Memorandum comes are required by the Issuers, the Parent Guarantors, the Subsidiary Guarantors, the Solicitation Agents, the Tabulation Agent and the Trustee to inform themselves about, and to observe, any such restrictions.

Notice to US Noteholders

Any securities deemed to be issued pursuant to the Notes Proposal have not been, and will not be, registered under the US Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any jurisdiction of the United States. Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of any securities deemed to be offered in connection with the Notes Proposal, or determined if this announcement or the Solicitation Memorandum is accurate or complete. Any representation to the contrary is a criminal offence.

The Notes Proposal was submitted to Noteholders in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder (“Rule 802”). Any new securities deemed to be issued pursuant to the Notes Proposal will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion as the existing Notes. In accordance with Rule 802 with respect to any securities deemed to be issued in connection with the Notes Proposal, the Parent Guarantors, acting as the Westfield Group, will submit to the US Securities and Exchange Commission any informational document they distribute to Noteholders related to the Notes Proposal.

The Notes Proposal was made in connection with the securities issued and guaranteed by non-US companies and is subject to non-US disclosure requirements, which are different from those of the United States. Financial information included in this announcement and/or the Solicitation Memorandum, if any, has been prepared in accordance with Australian International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for US Noteholders to enforce their rights and any claim arising out of the US federal securities laws, since the Parent Guarantors and some of the Issuers and Subsidiary Guarantors are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US Noteholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.